UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report: February 12, 2014

(Date of earliest event reported)

CAFEPRESS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35468	94-3342816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

6901 A Riverport Drive, Louisville, Kentucky 40258

(Address of principal executive offices, including zip code)

(502) 995-2258

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On February 12, 2014, the Compensation Committee of the Board of Directors of the Company approved, and the Company entered into, a Transition Agreement (the “Transition Agreement”) and a Consultant and Advisor Agreement (the “Consultant Agreement”) with the Company’s Chief Financial Officer, Monica Johnson.

Pursuant to the terms of the Transition Agreement, effective as of March 31, 2014, Ms. Johnson will cease to serve as the Company’s Chief Financial Officer and Principal Accounting and Financial Officer, and Ms. Johnson shall instead serve as a consultant to the Company through June 30, 2014 in accordance with the terms of the Consultant Agreement, following which time her services as a consultant may be extended pursuant to a new written agreement to be agreed upon between the Company and Ms. Johnson. Additionally, in the event Ms. Johnson’s consultant services are not extended for any part of 2014, she has agreed to serve as an advisor to the Company through December 31, 2014.

Pursuant to the terms of the Consultant Agreement, Ms. Johnson will provide financial consulting services as requested by the Company’s Chief Executive Officer. As a consultant, Ms. Johnson will be obligated to provide consulting services at an average of 20 hours per week through June 30, 2014, and will be compensated at the same rate as her annual base salary in effect on March 31, 2014. Thereafter, and in the event her consulting services are not extended, Ms. Johnson will serve as an advisor and be compensated on an hourly basis for each week in which she provides more than three (3) hours of advising services, at a rate equal to her annual base salary in effect on March 31, 2014 divided by 2,080. The Consultant Agreement may be terminated by either party with or without cause upon ten days’ prior written notice to the other party, however, if the Consultant Agreement is terminated prior to June 30, 2013 by the Company other than by reason of a breach by Ms. Johnson of the terms of the Consultant Agreement or the Transition Agreement, the Company will be obligated to continue paying Ms. Johnson through June 30, 2014. If the Company terminates the Consultant Agreement after June 30, 2014 for any reason, the Company will have no further obligation to Ms. Johnson pursuant to the Consultant Agreement.

In connection with the Transition Agreement, the Compensation Committee granted Ms. Johnson a restricted stock unit award for 13,000 shares of the Company’s Common Stock pursuant to the Company’s 2012 Amended and Restated Stock Incentive Plan. This award shall (i) vest between February 13, 2014 and December 31, 2014 based on a fraction, the numerator of which is the number of months worked (pro-rated for partial months worked) as an employee or consultant, but not as an advisor, during such period and the denominator of which is 10.5, and (ii) accelerate in full if Ms. Johnson is terminated without Cause after a Change in Control of the Company (all as defined in the Transition Agreement) and she signs and does not revoke a release of claims within fifty (50) days of the termination in a form acceptable to the Company.

The severance and acceleration benefits that Ms. Johnson is currently entitled to under her offer letter and under the Company’s Amended and Restated Change of Control and Severance Agreement, will remain in effect through March 31, 2013, and thereafter shall terminate and be replaced by the benefits described herein.

The foregoing is a summary of each of the Transition Agreement, the Consultant and Advisor Agreement and the Restricted Stock Unit Award Agreement only, and is qualified in its entirety by reference to the terms of the actual agreements which are attached as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3 hereto and each of which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Transition Agreement with Monica Johnson dated February 12, 2014.

10.2	Consultant and Advisor Agreement with Monica Johnson dated February 12, 2014.

10.3	Restricted Stock Unit Award Agreement with Monica Johnson dated February 12, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 19, 2014	CafePress Inc.

	By:	/s/ Monica N. Johnson
Monica N. Johnson Chief Financial Officer